Exhibit (d)(7)

AMENDMENT #7 TO THE

INVESTMENT MANAGEMENT AGREEEMENT

BETWEEN

MIRAE ASSET DISCOVERY FUNDS

AND

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

THIS AMENDMENT #7 is entered into as of June 18, 2018, by and among MIRAE ASSET DISCOVERY FUNDS (the “Funds” or “Trust”), a Delaware statutory trust and MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 625 Madison Avenue, 3rd Floor, New York, NY 10022.

RECITALS

WHEREAS, the parties previously entered into an Investment Management Agreement dated July 9, 2010 (the “Agreement”), which generally provides that Investment Manager shall furnish investment advisory services to each separate series of the Trust set forth in Exhibit A of the Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the parties amended the Agreement as of April 5, 2011, December 19, 2011, June 18, 2012 and September 22, 2015, June 20, 2016 and September 26, 2017; and

WHEREAS, Trust and Investment Manager now desire to amend and restate Exhibit A to the Agreement to reflect the current series of the Trust for which the Investment Manager will furnish investment advisory services to; and

WHEREAS, Investment Manager now desires to amend and restate Schedule A to the Agreement to reflect the current monthly fee that the Investment Manager receives for all services rendered with respect to the Funds in accordance with Section 9 of the Agreement; and

WHEREAS, this Amendment has been approved in accordance with the provisions of the Investment Company Act of 1940, and the Investment Manager is willing to furnish such services upon the terms and conditions of the Agreement and herein set forth; and

WHEREAS, Funds and Investment Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.	The Agreement is hereby amended by deleting Exhibit A and Schedule A to the Agreement and replacing them with the Exhibit A and Schedule A attached to this Amendment #7

IN WITNESS WHEREOF, the Parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Robert Shea	By:	/s/ Peter T.C. Lee
Print Name:	Robert Shea	Print Name:	Peter T.C. Lee
Title:	Vice President	Title:	President & Chief Executive Officer

Exhibit A

Emerging Markets Fund

Asia Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund

Schedule A

Name of Fund	Investment Management Fee

Emerging Markets Fund	0.99%

Asia Fund	0.95%

Emerging Markets Great Consumer Fund	0.99%

Emerging Markets Corporate Debt Fund	0.40%